Exhibit 3.9

JOINT VENTURE AGREEMENT

MILCO-IMMC JOINT VENTURE #1

                                    ARTICLE I.

INTRODUCTION

THIS JOINT VENTURE AGREEMENT ("Agreement"), is made and entered into as of April 7, 2004, by and among Idaho Maryland Mining Corporation ("IMMC") a Nevada corporation, and Milco Development, Inc., ("Milco"), a California corporation, with reference to the following:

                                    ARTICLE II.

STATEMENTS OF INTENT

Section 2.01

IMMC and Milco (collectively the "Venturers" and singularly a "Venturer") desire to join in the formation of a joint venture in the State of California for the purposes and on the terms set forth in this Agreement.

Section 2.02

It is the general intention of Milco:

(a)

To obtain title to those parcels set forth in the Nevada County Records office in Book 9, page 68 as parcels 29, 30, 31, 32, 33, 34, 35, and 36, comprising approximately 21. 5 acres, for the purpose of developing said parcels for industrial/ commercial use (the “Milco Parcels”).

(b)

To apply for annexation of the Milco Parcels into the City of Grass Valley, Nevada County, California. Milco may proceed with the annexation process of the Milco parcels within thirty (30) days of the date of this Agreement. Milco shall, when possible, coordinate its application with the IMMC application.

(c)

The construction of a road from a Milco Parcel, having frontage on Whispering Pines Lane, at a location determined by the joint venture as provided more fully in Section 2.05 below.

(d)

To allocate responsibilities for any toxic or environmental remediation required on the respective parcels as provided in Section 12.02 below

(e)

To provide lot line adjustments from the southern boundary line of each of Milco Parcel numbers 30, 33 and 36, northward, to effect an increase in the size of each of IMMC Parcel numbers 19, 29 and 30, respectively, not to exceed ten percent (10%) of the total square feet of each of the effected Milco parcels. These lot line adjustments (and the square footage calculation) may not be cumulated; the adjustment of the lot line(s) shall apply evenly across the northern boundary lines of IMMC Parcel numbers 19, 29 and 30.

(f)

To acquire, if feasible, and cooperatively develop, with IMMC, the fifty four (54) acres south and west of the IMMC Parcels for residential use as set forth in Section 2.07 below.

(g)

To develop the Milco parcels in a cooperative manner with IMMC, as provided in Section 2.06 below

Section 2.03

It is the general intention of IMMC:

(a)

To obtain title to those parcels set forth in the Nevada County Records office in Book 9, page 56 as parcels 14, 16, 18, 19, 25, 29, 30, 45, and 46, comprising approximately 45.4 acres, for the purpose of developing said parcels for commercial/industrial and mining use (the “IMMC Parcels”). Specifically, IMMC intends to develop the IMMC Parcels in conjunction with adjoining properties being acquired by IMMC (not included in this Joint Venture) as part of a gold mine and construction materials manufacturing facility, including use of a portion of the property for outside storage of equipment and material storage.

(b)

The development process anticipated by IMMC will include the annexation of the IMMC parcels into the City of Grass Valley, Nevada County, California. IMMC may proceed with the annexation process of the IMMC parcels without coordinating efforts for annexation with Milco, unless required by the City or LAFCo.

(c)

The construction of a road from a Milco Parcel, having frontage on Whispering Pines Lane, at a location determined by the joint venture as provided more fully in Section 2.05 below.

(d)

To allocate responsibilities for any toxic or environmental remediation required on the respective parcels as provided in Section 12.02 below.

(e)

To provide lot line adjustments from the southern boundary line of each of Milco Parcel numbers 30, 33 and 36, northward to effectively increase the size of each of IMMC Parcel numbers 19, 29 and 30, respectively, not to exceed ten percent (10%) of the total square feet of each of the effected Milco parcels. These lot line adjustments (and the square footage calculation) may not be cumulated and applied to less than IMMC Parcels 19, 29 and 30. The adjustments of the lot lines shall apply evenly across the northern boundary lines of IMMC Parcel numbers 19, 29 and 30.  The lot line adjustment(s) shall be completed within six (6) months from the date of execution of this Agreement.

(f)

To develop the IMMC parcels in a cooperative manner with Milco as provided in Section 2.06 below.

(g)

To acquire and cooperatively develop, with Milco, the fifty four (54) acres south and west of the IMMC Parcels for residential use as set forth in Section 2.07 below.

Section 2.04

Construction of Statements Of Intent. The statements of intent set forth in  in this Article express the obligations of each of the Venturers to the other under this Agreement.

Section 2.05

The Joint Road.

As a material part of the consideration resulting in the division and allocation of the parcels being allocated to IMMC herein, the Venturers agree that a road through the Milco and IMMC parcels and related facilities will be necessary for the development of both the Milco and IMMC parcels, but that the location and size of the road will largely be driven by IMMC’s greater requirements.  The proposed location of this road is approximately shown on Exhibit “A” attached hereto (the “Road”). Therefore, the Venturers agree to the following with respect to the Road:

(a)

Milco agrees that the Joint Venture shall reserve for the benefit of IMMC all necessary rights and dedications for the construction of the Road and related facilities through the Milco Parcels as part of the transfer to Milco. Such Road shall be of sufficient size, alignment and design to meet all City of Grass Valley requirements for acceptance as a City street and connector.

(b)

IMMC agrees to pay all basic costs and expenses related to the design, engineering and construction of the Road, even though it will also provide access to the Milco Parcels. This includes widening Idaho Maryland Road to provide a left turn pocket and other traffic controls if required. Provided however, that Milco will pay for any special features and facilities beyond the basic road such as utilities, curb cuts, lighting, signage, bus shelters, storm drains etc, or portions thereof reasonably required for Milco’s  development. Notwithstanding the forgoing, costs arising out of or related to storm drains needed where the road crosses natural drainage in the Milco Parcels shall be considered as a basic cost of the Road.

(c)

 The Venturers agree that the desired location of the Road shall be as close as feasible to that shown on Exhibit A, understanding that the City has not considered the proposal. Venturers agree to use their best efforts to persuade the City to accept the agreed road alignment.

(d)

Commencement of the Road design will begin within ninety (90) of the execution of this Agreement. The selection and award of work to design professionals, engineers and contractors used for the construction of the Road shall be IMMC’s responsibility and Milco will be included in the selection process.  IMMC will submit to Milco for its final review and approval the final recommendation for selected contractors and Milco will have up to 10 business days to review and approve.  Approval of final selection of contractors will be made after 10 business days if no comment or written notice is received from Milco.

(e)

IMMC shall proceed diligently with design, public agency approval and construction of the Road. It is the goal of the Venturers to complete that portion of the Road running through the Milco parcels when needed for the earliest to develop, Milco or IMMC.

(f)

The Venturers recognize that the design, location and timing of construction of the road will depend upon factors beyond IMMC’ s reasonable control including (without limitation) annexation to the City, City determinations with respect to the Road, underlying soil conditions, and weather. The Venturers accept that risk inherent in development and agree to work together to respond to any such unforeseen changes in a manner to minimize in a balanced way the impacts of such decisions on their development plans through this JV framework.

(g)

If development of the Road for IMMC’s intended uses through the Milco parcels is subsequently determined to be practically or politically  infeasible, then venturers’ obligations hereunder with respect to the Road shall terminate

(h)

Should either venturer fail to comply with its obligations hereunder after notice and reasonable opportunity to correct any deficiency, the other may apply to the Arbitrator for an appropriate order to comply.  If IMMC is the defaulting party and it fails to comply with the Arbitrator’s order, the Arbitrator may cancel any instruments granting IMMC the right to construct the road through the Milco Parcels

Section 2.06

Cooperative Development.  The parties agree to cooperate in the development of their respective parcels such that, to the maximum extent reasonably feasible, Milco’s uses shall not materially interfere with the IMMC’s development of their property and vice versa.  Such obligation shall continue after transfer of the parcels and termination of this JV agreement.  To implement this objective, the parties shall execute such covenants, setback agreements, joint facility agreements and other actions as reasonably needed.

Section 2.07

Adjacent 54 Acre South BET Property.  The parties agree to work cooperatively for the next 18 months  in an effort to jointly acquire and develop 54 acres south and west of the subject property presently owned by the BET group (Bouma, Erickson, and Toms).  There is no assurance that such a purchase on acceptable terms is possible. However, if an acceptable deal can be reached, the parties agree to work together to develop it in a manner that preserves adequate buffer areas and other protections for IMMC’s adjoining mining operations, while proceeding with residential development of the balance of the property.  The venturers shall agree on the specific terms for development at such time as acquisition of the property becomes more certain.

                                    ARTICLE III.

ORGANIZATION

Section 3.01

The Venturers agree to form a joint venture (the "Joint Venture"). Except as otherwise provided in this Agreement, the Joint Venture shall be governed by the provisions of the California Corporations Code constituting the Uniform Partnership Act (the "Act") in effect on the date of this Agreement or as subsequently amended.

                                    ARTICLE IV.

NAME

Section 4.01

The name of the Joint Venture shall be Milco-IMMC Joint Venture #1. The Venturers may, in their absolute and sole discretion, and in accordance with the terms of this Agreement, change the name of the Joint Venture at any time and from time to time.

                                    ARTICLE V.

DEFINITIONS

When used in this Agreement, the following terms shall have the meanings set forth below.

Section 5.01

"Capital Contribution." "Capital Contribution" shall mean any money or other binding obligation to contribute money, which a Venturer contributes to the Joint Venture as capital in that Venturer's capacity to close the purchase transaction of the Joint Venture Real Property (defined below). Milco shall contribute thirty (30%) of the purchase price and the costs allocated to the buyer, and IMMC shall contribute seventy (70%) of the purchase price and the costs allocated to the buyer. The Capital Contributions shall be made by deposit to the escrow account for the purchase of the Joint Venture Real Property upon execution of this Agreement. In no event may the deposit be made to the escrow account later than Monday, April 11, 2004. The deposit of each Venturer shall be in the form of immediately accessible, U.S. funds.

Section 5.02

“Escrow” or “Escrow Account.”

“Escrow” or “Escrow Account” shall mean the escrow established for the purchase transaction of the Joint Venture Real Property at Inter-County Title Company of Nevada County, 11851 Sutton Way, Grass Valley, CA 95945, Escrow Number: 119891-MS; Escrow Officer: Michelle Szura.

Section 5.03

“Joint Venture Real Property”. The “Joint Venture Real Property” shall mean sixty seven (67) acres, more or less, located in Nevada County, California, legally described in Exhibit “B” attached hereto.

Section 5.04

“Purchase Agreement”. The “Purchase Agreement” shall mean the Vacant Land Purchase Agreement and Joint Escrow Instructions, between Milco as the Buyer and Jay Petterson representing the “Sellers” dated February 23, 2004, attached hereto as Exhibit “C”.

                                    ARTICLE VI.

PRINCIPAL PLACE OF BUSINESS

Section 6.01

The principal place of business of the Joint Venture shall be located at 13620 Lincoln Way, Auburn, CA 95603, or another place or places as the Venturers may determine after the date of the execution of this Agreement.

                                    ARTICLE VII.

PURPOSE

Section 7.01

The Joint Venture is formed for the following purposes:

(a)

Accepting an assignment of the interests of Milco to purchase the Joint Venture Real Property pursuant to the terms and conditions of the Purchase Agreement; and

(b)

Closing the purchase of the Joint Venture Real Property pursuant to the terms of the Purchase Agreement within two (2) business days of approval of the sale by the Nevada County Superior Court, as required by the Purchase Agreement; and

(c)

Following the close of the purchase, as soon as is commercially reasonable and possible, to transfer title of the following parcels identified within the Nevada County, California Recorders records, to the respective Venturers:

To Milco: Book 9 Page 68 parcels: 29, 30, 31, 32, 33, 34, 35 and 36

To IMMC: Book 9 Page 56 parcels: 14, 16, 18, 19, 25, 29, 30, 45 and 46

(d)

To cooperate in the development of the Joint Venture Property in accordance with the provisions of this Agreement.

(e)

The Joint Venture shall not engage in any other activities except as may be necessary for the purpose of accomplishing the foregoing purposes, and no Venturer shall be restrained in any way from engaging in any other business, whether that business relates to or is in conflict with the purpose of the Joint Venture.

                                  ARTICLE VIII.

TERM

Section 8.01

Term Defined by Accomplishment of Goals. The Joint Venture shall commence as of the date of this Agreement and shall continue until each of the following conditions are satisfied:

(a)

The Joint Venture transfers title to all of the Joint Venture Real Property parcels to the respective Venturers as set forth herein; and

(b)

The acceptance of the Road by the City of Grass Valley, California.

                                    ARTICLE IX.

CAPITAL CONTRIBUTIONS AND ALLOCATION OF EXPENSES

Section 9.01

Capital Contributions Required. Upon execution and delivery of this Agreement by the Venturers, the Venturers shall contribute to the Joint Venture, by providing a deposit to the Escrow for purposes of closing the purchase of the Joint Venture Real Property:

Milco:

$232,500.00 + thirty percent (30%) of the Buyer’s costs and expenses of closing

IMMC:

$542,500.00 + seventy percent (70%) of the Buyer’s costs and expenses of closing.

The Venturers each acknowledge that the Capital Contributions to the Joint Venture account as stated in this Section 9.01 must be made in immediate accessible U. S. funds and must be provided in a timely manner to facilitate the close of the purchase within two (2) business days of receiving Court approval to the sale transaction. The Venturers anticipate the Court approval of the sale will be made on April 9, 2004.  The Venturers further acknowledge that the failure to provide their respective Capital Contributions would jeopardize the purchase of the Joint Venture Property.

Section 9.02

Allocation of Joint Venture Costs and Expenses.  The Venturers expect additional expenses to be incurred by the Joint Venture. Except as otherwise provided herein, the Venturers agree to allocate the costs and expenses approved by and incurred by the Joint Venture:

Milco:

30%

IMMC: 70%

Section 9.03

Capital Call; Effect of Failure to Make Required Contributions. If the Venturers Management Committee determines that additional capital is needed to fund expenses of the Joint Venture, they shall require an additional capital contribution in the proportions set forth in Section 9.02 above, unless another allocation has been determined. The contribution shall be made within 14 days of the capital call, unless a shorter time is set by the Management Committee. If Any Venturer fails to make that Venturer's contribution within the time specified in this Agreement, the other venturer shall advance the necessary capital.  In such event, the Lending Venturer shall be entitled to a loan fee equal to 15% of the amount advanced together with interest at the maximum legal rate until the advance is repaid. Further, no parcels may be transferred to a venturer from the Joint Venture until such time as all such loans have been fully repaid.

Section 9.04

No Interest on Capital Contributions. Except as provided in Section 9.03 above, No interest shall be paid by the Joint Venture on any Capital Contribution made by any Venturer to the Joint Venture.

Section 9.05

Use of Capital Contributions. The Capital Contribution of each Venturer shall be utilized for the conduct of the Joint Venture business pursuant to the terms of this Agreement.

Section 9.06

Return of Capital. No Venturer shall have the right to withdraw or reduce that Venturer's Capital Contribution or to receive any distributions from the Joint Venture, except as provided in this Agreement or as otherwise required by law. Each Venturer shall receive the parcels that have been identified as the Milco Parcels and the IMMC Parcels respectively.

                                    ARTICLE X.

MANAGEMENT

Section 10.01

Management Committee. The business and affairs of the Joint Venture will be managed and controlled by a management committee. Each Venturer shall be entitled to designate one individual to serve as a member of the management committee. Vacancies that may occur on the management committee will be filled by the Venturer who designated the member creating the vacancy.

All actions of the management committee will be by unanimous vote of its members.  If the members reach an impasse on an issue it shall be determined by the Arbitrator as provided in ARTICLE XXIV below.

The initial members of the management committee shall be the following individuals: John Miller and Ross Guenther.

Section 10.02

Limitation on Management. Notwithstanding any other provision of this Agreement to the contrary, the Management Committee shall not have the authority, without the approval of both Venturers, to:

(a)

Sell, assign or refinance any of the Joint Venture's property.

(b)

Do any act which would materially alter or make it impossible to carry on the ordinary business of the Joint Venture.

(c)

Admit any person as a Venturer.

(d)

Execute or deliver any assignment for the benefit of the creditors of the Joint Venture.

(e)

Transfer any Management Committee member's interest as the Member of the Management Committee in the Joint Venture.

(f)

Expend or obligate the Joint Venture to make any expenditure.

(g)

Borrow, or obligate the Joint Venture to borrow.

(h)

Enter into any agreement obligating the Joint Venture.

(i)

Employ personnel.

(j)

Employ any advisors.

(k)

Borrow money from the Joint Venture, either directly or indirectly.

(l)

Commingle any funds of the Joint Venture with the Venturer's own funds or any other funds.

(m)

Confess a judgment against the Joint Venture.

(n)

Admit any person as a substitute Venturer of the Joint Venture.

(o)

Make an admission or representation concerning Joint Venture affairs not within the scope of the Venturer's authority under the terms of this Agreement.

                                    ARTICLE XI.

REIMBURSEMENT AND EXPENSES

Section 11.01

The Joint Venture shall timely pay all expenses reasonably incurred in the operation of the Joint Venture business in accordance with the provisions of this Agreement.

                                ARTICLE XII.

LIABILITY OF VENTURERS

Section 12.01

No Venturer shall be liable, responsible or accountable in damages or otherwise to any other Venturer for any act or omission performed or omitted to be performed in good faith and pursuant to the authority granted to the Venturer by this Agreement, unless the act or failure to act is attributable to material breach of this agreement, fraud, gross negligence or willful misconduct on that Venturer's part.

Section 12.02

Toxic Remediation. Each of the Venturers shall be responsible for any toxic or hazardous material remediation required on their respective parcels as identified herein. In the event any toxic or hazardous material remediation is required in an area that includes both Milco Parcels and IMMC Parcels, the cost of such remediation shall be proportionally divided between the Venturers. Nothing herein is intended to prevent any venturer from seeking indemnity from other potentially responsible third parties.

                                    ARTICLE XIII.

INDEMNITY OF VENTURERS

Section 13.01

The Joint Venture and each of the Venturers agree that no Venturer shall be liable to the Joint Venture or to any other Venturer for any loss arising out of or in connection with the performance by the Venturer of managerial, supervisory or other duties to the Joint Venture, or otherwise in connection with this Joint Venture, except by reason of the fraud, gross negligence or willful misconduct or material breach of this agreement by that Venturer. Subject to the foregoing, if the Venturers, or any of them, shall be made or threatened to be made a party to any action or proceeding because they are or were the Venturers of the Joint Venture, each Venturer agrees to indemnify and hold harmless the other Venturers from and against an amount exceeding that Venturer's pro rata share of any and all judgments, liabilities, fines and expenses, including attorney fees actually incurred by that Venturer as a result of the action or proceeding or any appeal, if that Venturer acted in good faith for a purpose for which that Venturer reasonably believed was in the best interest of the Joint Venture.

                                ARTICLE XIV.

FIDUCIARY DUTY OF MANAGER

Section 14.01

The Venturers shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Joint Venture in their respective immediate possession and control, and no Venturer shall employ, nor grant permission to another to employ, the funds or assets of the Joint Venture in any manner, except for the exclusive benefit of the Joint Venture.

                                   ARTICLE XV.

COMPENSATION OF MANAGER

Section 15.01

Except for the repayment of expenses incurred by the Managing Committee, and except as the Venturers may otherwise unanimously agree, no Venturer shall be entitled to compensation from the Joint Venture for services rendered to the Joint Venture in the Venturer's capacity as a Venturer or otherwise.

                                ARTICLE XVI.

DISSOLUTION, TERMINATION AND WINDING UP

Section 16.01

The Joint Venture shall be terminated on the happening of any of the following events:

(a)

The conclusion of the term of the Joint Venture as set forth in this Agreement;

(b)

The withdrawal, retirement, or expulsion of any Venturer;

(c)

The death, disability, or bankruptcy of any Venturer; or

(d)

The unanimous agreement of the Venturers.

Section 16.02

Winding Up and Liquidation. On the termination of the Joint Venture, if the Joint Venture is not continued pursuant to this Article, it shall be wound up and liquidated as quickly as circumstances will allow. The assets of the Joint Venture shall be applied to partnership liabilities in the following order:

(a)

Amounts owing to creditors other than the Venturers;

(b)

Amounts owing to Venturers, other than distributions owed for contributed capital and profits of the Joint Venture;

(c)

Amounts owing to Venturers in respect of their contributions to the capital of the Joint Venture; and

(d)

Amounts owing to Venturers in respect to profits of the Joint Venture.

Section 16.03

Effect of Termination. Upon termination of the Joint Venture, the Venturers shall have no other obligations to each other, except for:

(a)

Those matters set forth in a written agreement to terminate the Joint Venture, if any;

(b)

Any obligations of the Venturers to each other imposed by this Agreement; or

(c)

Any obligations of the Venturers to each other imposed by applicable law.

                                  ARTICLE XVII.

FISCAL MATTERS

Section 17.01

Books of Account. The Management Committee shall maintain complete and accurate books of account of the Joint Venture, and shall enter, or cause to be entered, all the sales, purchases, receipts, payments, engagements, transactions, and property of the Joint Venture.

Section 17.02

Method of Accounting. The accounts of the Joint Venture shall be maintained on the cash basis, unless otherwise required by generally applicable tax laws or by generally accepted accounting principles.

Section 17.03

Place Where Books and Records To Be Kept. The books of account of the Joint Venture, and all securities, papers, and writings of the Joint Venture shall be kept at the principal place of business at 13620 Lincoln Way, Suite 300, Auburn, California 95603, or another place where the business of the Joint Venture shall be carried on. Each member of the Joint Venture shall have free access at all times to the information in order to examine and copy the books of the Joint Venture.

Section 17.04

Bank Accounts. The Joint Venture shall maintain one or more bank accounts at financial institutions designated by the Management Committee; provided, that the financial institution shall be an institution whose deposit accounts are insured, to the full extent permitted by law, by the Federal Deposit Insurance Corporation, or by any successor agency or entity.

                                ARTICLE XVIII.

INCOME TAX RETURNS

Section 18.01

The Management Committee shall be required to file, in a timely and accurate manner, all necessary state, federal and local tax returns, schedules and information statements as may be required by applicable law. The Management Committee shall be entitled to rely on the books and records of the Joint Venture as regularly prepared by the Joint Venture and its accountants and auditors in the preparation and submission of the tax returns, schedules and information statements.

                                ARTICLE XIX.

FICTITIOUS BUSINESS NAME STATEMENT

Section 19.01

The Venturers shall further cause to be timely filed and published a duly executed Fictitious Business Name Statement pursuant to California Business and Professions Code sections 17900 et seq.

                                ARTICLE XX.

WAIVER OF ACTION FOR PARTITION

Section 20.01

Each of the Venturers irrevocably waives, during the Term of the Joint Venture, any right that Venturer may have to maintain any action for partition with respect to any property of the Joint Venture.

                                ARTICLE XXI.

TRANSFERS OF INTERESTS AND RIGHT OF FIRST REFUSAL

Section 21.01

Right of First Refusal. For a period of five years from execution of this agreement, Neither venturer shall give, assign, sell or otherwise transfer (collectively, "Transfer") any part or all of their respective Parcels, whether or not for consideration, without first providing the other venturer an opportunity to purchase the parcel as provided in this Article.

Section 21.02

Notice. The Selling Venturer (“Seller”) shall give notice to the Non-Selling Venturer (“Non-Seller”) as follows:

(a)

Stating the offered interest, the price, terms and conditions of the proposed Transfer;

(b)

Disclosing the identity of the proposed transferee; and

(c)

Enclosing copies of any proposed contract and other documents to be executed pursuant to the proposed Transfer ("Offer Notice").

Section 21.03

Response to Notice.  Delivery of the Offer Notice to Non-Seller shall be deemed an offer by the Seller to sell the entire offered interest to Non-Seller.  This offer may be accepted by Non-Seller only for a period of thirty (30) days following the giving of the Offer Notice ("Offer Period") and may not be withdrawn by Seller during the Offer Period. If Seller has not completed substantial entitlement work or development of the Seller Parcels, the Non-Seller shall have the right to purchase the offered interest for the amount paid by Seller to purchase the Seller Parcels stated in this Agreement together with interest at 7% per annum from date of original purchase. If Seller has completed the development of the Seller Parcels, Non-Seller shall have the right of first refusal to purchase the offered interest on the terms and conditions stated in the Offer Notice. All notices given under this Article shall be given as set forth in this Agreement.

Section 21.04

Acceptance. On or before the last day of the Offer Period, Non-Seller shall deliver to the Offering Venturer a notice ("Acceptance Notice") of Non-Seller’s acceptance of the offer contained in the Offer Notice, stating the portion of the offered interest that Non-Seller desires to acquire. Delivery of an Acceptance Notice to Seller shall create a contract between Seller and Non-Seller for the sale by Seller and the purchase by Non-Seller of the offered interest.

Section 21.05

Nonconsideration Transfers. In the case of a Nonconsideration Transfer, the purchase price for the offered interest shall be computed at Fair Market Value (as defined in this Article).

Section 21.06

Nonmonetary Consideration. If part or all of the consideration to be paid for the offered interest as stated in the Offer Notice is other than money, Non-Seller shall have the right to purchase the offered interest for money consideration in an amount equal to the aggregate of the money consideration, if any, specified in the Offer Notice, plus the Fair Market Value of the consideration other than money.

Section 21.07

Fair Market Value. For purposes of this Agreement, "Fair Market Value" shall be determined by mutual agreement of the buying and selling Venturers. If the parties cannot agree, Fair Market Value shall be determined by an independent appraiser mutually selected by the parties within sixty (60) days of written notice by one party to the other of the inability of the Venturers to agree on a Fair Market Value. If the parties are unable to agree on a single appraiser, the buying Venturer(s) and the selling Venturer shall each select an appraiser and the two appraisers so selected shall thereupon determine Fair Market Value. If one party fails to select an appraiser within fifteen (15) days of that notice, the sole appraiser selected shall determine the Fair Market Value. If the appraisers cannot agree on Fair Market Value within sixty (60) days after their selection, they shall, within ten (10) days, mutually select a third appraiser. The third appraiser shall determine Fair Market Value within thirty (30) days of selection, and that determination shall be conclusive and binding upon the parties. Each selected appraiser shall be experienced in valuing assets similar in nature to the assets of the Joint Venture. The parties shall share equally the fees and expenses of the appraiser jointly named, but each party shall be responsible for the fees and expenses of the appraiser named solely by that party. Each party shall bear that party's own expenses in presenting evidence to the appraisers.

Section 21.08

Exclusions from Right of First Refusal.  Nothing in this Article is intended to affect transfers to parent or subsidiary corporations or other entities controlled by the Venturer.  Nor is it intended to affect use of the parcels as security for financing purposes.

                            ARTICLE XXII.

ADMISSION OF VENTURERS

Section 22.01

Admission of Venturers. Additional Venturers may be admitted to the Joint Venture upon the unanimous vote of the Management Committee on terms as may be agreed on in writing between the Joint Venture and the new Venturers. The terms so agreed on shall constitute an amendment to this Joint Venture agreement, and shall conform to the requirements set forth in this Agreement.

                            ARTICLE XXIII.

INDIVIDUAL ACTIVITIES OF VENTURERS

Section 23.01

Any Venturer, whether during the term of the Joint Venture or otherwise, may pursue or become directly or indirectly interested in, any business or occupation, whether or not the business or activity is in conflict either with the business of the Joint Venture; provided, that no Venturer shall engage in any activity which conflicts with the duties and responsibilities of that Venturer to the Joint Venture or is inimical to the stated purposed of the joint venture.

                                ARTICLE XXIV.

ARBITRATION

Section 24.01

Any dispute arising under the terms of this Agreement that cannot be resolved by the Venturers shall be resolved by arbitration in Nevada County, California under the following terms and conditions:

Section 24.02

Appointment of Arbitrator.   Kevin Nelson, Civil Engineer shall be the arbitrator unless he is unable or unwilling to serve (the, “Arbitrator”).  In such event, the Venturers shall select an alternate arbitrator within 10 days.  If the parties are unable to agree on an alternate arbitrator, Nelson shall select the arbitrator who shall be an experienced civil engineer of real estate attorney.

Section 24.03

Initiation of Arbitration. Either party may initiate arbitration by providing the other with five (5) days written notice of intent to initiate arbitration and providing sufficient detail regarding the manner in dispute. The arbitration hearing shall be set not sooner than ten days and not later than twenty (20) days following the notice of arbitration being provided, if possible.

Section 24.04

Conduct of the Arbitration.  The arbitration shall be conducted generally in accordance with the provisions of the California Arbitration Act, Section 1280 et.seq. of the California Code of Civil Procedure.  Provided however, that the Arbitrator may vary the timing and procedural formality of the hearing as appropriate for the magnitude of the decision and timing needed for the decision. The Arbitrator may retain an independent attorney or other professionals as needed to assist the Arbitrator in reaching his decision.

Section 24.05

Arbitration Costs.  Up to the time of award, the cost of the Arbitrator and the arbitration shall be split by the parties. In the event a party fails to pay their share in a timely fashion, the Arbitrator shall treat the omission as a default and enter judgment in favor of the other party.  The Arbitrator(s) may award the prevailing party reimbursement for any fees and expenses incurred, including arbitration costs paid, or allocate the attorneys fees and expenses between the parties in such proportions as the arbitrator decides is just and reasonable.

Section 24.06

Arbitration Decision.  The Arbitrator shall make his or her decision in writing. In making his or her decision, the arbitrator shall follow California Law and shall have authority to impose any appropriate remedy permitted under California Law.  Either party may seek clarification or reconsideration of the award within 10 days of issuance.

Section 24.07

The award of the Arbitrator shall be final and binding upon the parties without appeal or review. Any party may apply to any court of general jurisdiction for entry and enforcement of judgment based on the award.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE 'ARBITRATION OF DISPUTES' PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL.

BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE 'ARBITRATION OF DISPUTES' PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE 'ARBITRATION OF DISPUTES' PROVISION TO NEUTRAL ARBITRATION.

Initial:

“W.J.W.”

“J.M.”

________

                                ARTICLE XXV.

BROKER SALES COMMISSIONS/DISCLOSURE

Section 25.01

 Milco has disclosed that it is a licensed real estate broker in the State of California and will be receiving the Buyer’s Broker’s commission per the Escrow Instructions for the purchase transaction of the Joint Venture Real Property.

                                ARTICLE XXVI.

MISCELLANEOUS

Section 26.01

Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested; or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth as follows:

Milco:

Milco Development, Inc.

13620 Lincoln Way, Suite 300

Auburn, CA 95603

Fax: (530) 888-0761

Copy to:

David A. Shafer

Shafer Law Group

210 Magnolia Ave

Auburn, CA 95603

Fax: (530) 885-7122

IMMC:

Idaho Maryland Mining Corporation

PO Box 1836

431 Crowne Point Circle, Suite 210

Grass Valley, CA 95945

Tel: (530) 271-0679

Fax: (530) 271-0693

Copy to:

P. Scott Browne

Attorney At Law

131 South Auburn Street

Grass Valley, CA 95945

Fax: (530) 272-1684

Any Venturer may change that Venturer’s address for the purpose of receiving notices, demands and other communications as provided in this Agreement by a written notice given in the above manner to the other Venturer or Venturers to this Agreement.

Section 26.02

Equitable Relief. It is agreed that the rights granted to the Venturers under this Agreement are of a special and unique kind and character and that, if there is a breach by any Venturer of any material provision of this Agreement, the other Venturer or Venturers would not have an adequate remedy at law. It is expressly agreed, therefore, that the rights of the Venturers under this Agreement may be enforced by equitable relief as is provided under the laws of the State of California.

Section 26.03

Independent Counsel. All of the Venturers warrant and represent that they have been advised that they should be represented by counsel of their own choosing in the preparation and analysis of this Agreement; have had the opportunity to be represented by independent counsel; and that they have read this Agreement with care and believe that they are fully aware of and understand its contents and its legal effect.

Section 26.04

Attorney Fees. Should any Venturer engage an attorney or institute any action or proceeding at law or in equity, or in connection with an arbitration, to enforce any provision of this Agreement, including an action for declaratory relief, or for damages by reason of an alleged breach of any provision of this Agreement, or otherwise in connection with this Agreement, or any provision of this Agreement, the prevailing Venturer shall be entitled to recover from the losing Venturer or Venturers reasonable attorney fees and costs for services rendered to the prevailing Venturer in that action or proceeding.

Section 26.05

Applicable Law. This Agreement shall, in all respects, be governed by the laws of the State of California applicable to agreements executed and to be wholly performed within California.

Section 26.06

Currency. All references to this Agreement to dollars shall refer to United States currency.

Section 26.07

Severability. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provisions contained in this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail; but the provision of this Agreement which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

Section 26.08

Further Assurances. Each of the parties to this Agreement shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations under this Agreement to carry out the intent of the parties to this Agreement.

Section 26.09

Modifications or Amendments. No amendment, change or modification of this Agreement shall be valid, unless in writing and signed by all of the Venturers.

Section 26.10

Successors and Assigns. All of the terms and provisions contained in this Agreement shall inure to the benefit of and shall be binding upon the parties to this Agreement and their respective heirs, legal representatives, successors and assigns.

Section 26.11

Number and Gender. In this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall each be deemed to include the others whenever the context so requires.

Section 26.12

Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to its subject matter and any and all prior agreements, understandings or representations with respect to its subject matter in this agreement terminated and canceled in their entirety and are of no further force or effect.

Section 26.13

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 26.14

Captions. The captions appearing at the commencement of the articles, paragraphs and sections of this Agreement are descriptive only and for convenience in reference. Should there be any conflict between any caption and the paragraph at the head of which it appears, the paragraph and not the caption shall control and govern in the construction of this Agreement.

Section 26.15

Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

Section 26.16

Full Authority. Each of the parties and signatories to this Agreement has the full right, power, legal capacity and authority to enter into and perform the party's respective obligations under this Agreement, and no approvals or consents of any other person are necessary in connection with that authority.

Section 26.17

Non-Waiver. No waiver by any Venturer to any breach of this Agreement or any provision of this Agreement shall be deemed to constitute a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

Section 26.18

Time of Essence. Time is of the essence of each and every provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and at the place first above written.

Idaho Maryland Mining Corporation

By: /s/ William J. Witte

      William J. Witte, President and CEO

Milco Development, Inc.

By: /s/ John Miller

      John Miller, President

05/23/2004 15:05 530-271-6653 EMGOLD PAGE 20

EXHIBIT "B"

09/28/2004 15:05 530-271-0693 EAGLE PAGE 21

LEGAL DESCRIPTION

THE LAND REFERRED TO IN THIS REPORT IS SITUATED IN THE STATE OF CALIFORNIA, UNINCORPORATED AREA, COUNTY OF NEVADA, AND IS DESCRIBED AS FOLLOWS:

PARCEL NO. 1:

All that portion of "Schofield Lode", being Lot 37, located in Sections 25 and 26, Township 16 North, Range 8 East, M.D.M., as designated by the Surveyor General and more particularly described as length in Patent issued October 10, 1868, and recorded December 28, 1868, in Book 32 of Deeds, Nevada County Records, at Page 422; Idaho No. 1, Idaho No. 3, Idaho 3, Idaho No. 5, Idaho No. 6, Idaho No. 7, Idaho No. 11, Idaho No. 12, Maryland #22, Maryland #23, Maryland #24, Maryland Fraction, Maryland Extension Fraction, Gold Point Fraction and Gold Point Extension Lode Mining Claims, designated by United States Surveyor General for the State of California, as Survey No. 5514, embracing a portion of Sections 25 and 26, Township 16 North of Range 8 East of the Mount Diablo Meridian, and more particularly described as length in the Patent issued by United States of America to Idaho Maryland Mines Co., dated January 17, 1923, recorded in the Office of the County Recorder of Nevada County on January 31, 1923, in Book 6 of Patents, at Page 149, those certain Quartz Mines known as the A.B.C. and OK mines, being Lots Nos. 167 and 168 respectively, embracing a portion of Sections 25 and 26, Township 16 North, Range 8 East, M.D.B. &M., as designated on the Official Plat by the United States Surveyor General, and more particularly described as length in the U.S. Patent dated May 5, 1897 and recorded May 6, 1916, in Book 4 of Patents, Nevada County, at Page 579 and of Lot 3 of the Northwest quarter of Section 25, Township 16 North, Range 8 East, M.D.M., according to the Official Plat thereof, described as follows:

Beginning at a point in the Southwesterly line of East Bennett Road, County Road Number 32A, from which the Southwest corner of the Northwest quarter of the Southwest quarter of said Section 25 bears South 89° 03' West 228.82 feet; THENCE FROM SAID POINT OF BEGINNING, North 89° 03' East 416.72 feet to a point in the West line of the Tracy Q.M.; thence North 5° 12' East 431.73 feet along the West line of the Tracy Q.M.; thence North 9° 41' 54" East 1774.83 feet; thence South 81° 41' West 476.23 feet; thence SOUTH, 1605.68 feet; thence North 78° 01' West 237.17 feet; thence North 86° 00' West 24.89 feet; thence South 24° 54' East 69.27 feet; thence South 14° 56' East 73.90 feet; thence South 2° 39' East 120.73 feet; thence South 79° 23' West 121.99 feet; thence North 70° 55' West 36.73 feet to the point in East Bennett Road; thence South 6° 53' East 160.06 feet to a point in the Southwesterly line of East Bennett Road; thence along said Southwesterly line the following 2 courses, South 39° 44' East 133.53 feet and South 45° 20' East 80.03 feet to the point of beginning.

EXCEPTING THEREFROM all the minerals, metal matter and ores lying and being more than 100 feet beneath the surface of the above described premises, together with the right to mine and extract the same without disturbing the surface of any of the above described premises, as reserved in Deed executed by Gladys M. Perkins and Edwin B. Bruning and Wenona E. Bruning, his wife recorded May 23, 1972, in Book 601, Page 169, Official Records.

ALSO EXCEPTING THEREFROM THE FOLLOWING DESCRIBED PORTION: Commencing at the most Northerly corner of the herein described parcel, a 1" pipe found bearing tag L.S. 2202, from which the Southwest corner of the Northwest quarter of the Southwest quarter of said Section 25 bears the following three successive courses to wit: South 09° 41' 54" West 1774.83 feet, South 05° 12' West 431.73 feet, South 89° 03' West 645.54 feet; said point of commencement being identical to the Southwest corner of that certain 24.301 acre parcel delineated on that certain Parcel Map recorded in Book 9 of Parcel Maps at Page 108, on May 9, 1975, in the Office of the Nevada County Recorder, thence from said point of commencement South 09° 41' 54" West 168.95 feet to a point on a curve concave to the Northeast having a radius of 730.00 feet; thence along said curve through an arc of 24° 49' 55" for a distance of 316.38 feet to the end thereof; thence North 65° 53' West 99.22 feet to a point on the Northerly line of the aforedescribed parcel; thence along said Northerly line North 81° 41' East 430.94 feet to the point of commencement.

ALSO EXCEPTING THEREFROM ALL THAT PORTION OF THE Northwest quarter of Section 25, Township 16 North, Range 8 East, M.D.M., Nevada County, California, being more particularly described as follows:

09/26/2004 15:05 530-271-0693 EMGOLD PAGE 22

Commencing at the Northeast corner of the herein described parcel, at a point on the Easterly line of that certain parcel of land described within Nevada County Document No. 84-26261, from which the Northwest corner of said Section 25 bears North 27° 45' 30" West 2164.47 feet; thence from said point of commencement South 09° 41' 54" West along said Easterly line 10.16 feet to a point on a curve concave to the Northeast having a radius of 740.00 feet; thence along said curve in a Westerly direction through an arc of 24° 35' 39" for a distance of 317.64 feet to the end thereof; thence North 65° 53' West 80.23 feet to the beginning of a curve to the right having a radius of 940.00 feet; thence along said curve through an arc of 2° 07' 51" for a distance of 34.96 feet to the end thereof; thence North 81° 41' East 17.43 feet; thence South 65° 53' East 100.47 feet to the beginning of a curve to the left having a radius of 730.00 feet; thence along said curve through an arc of 24° 44' 06" for a distance of 315.15 feet to the point of commencement, being the same as offered to the City of Grass Valley recorded May 15, 1986, Document No. 86-11651, Official Records.

APN: 09-560-14; 09-560-16; 09-560-18; 09-560-19; 09-680-29 through 09-680-31

PARCEL NO. 2:

Portions of the following mining claims and government Section Subdivisions, (patented): Survey No. 5357 Globe, Lot No. 4218 BLACK HAWK EXTENSION, Lot 167 ABC, Lot 168 OK, Lot 4217 GAMBLERS, Survey No. 5514 Idaho Nos. 1, 2, 3, 6, 7, 12 of GOLD POINT EXTENSION, Lot 37 SCHOFIELD; and portions of Lot 7, of the Northeast quarter of Section 26, the Southeast quarter of the Southeast quarter of the Northeast quarter of Section 26, the Northwest quarter of the Southeast quarter of Section 26 and Lot 3 of the Northwest quarter of Section 25, all in Township 16 North, Range 9 East.

All being situate within the Northeast quarter of Section 26 and the Southeast quarter of Section 26, and the Northwest quarter of Section 26 and the Southwest quarter of Section 25, Township 16 North, Range 8 East, M.D.M., and being more particularly described as follows, to wit:

Beginning at a point on a Southeasterly line of that certain County Road known as the Union Hill Road, from which the Southeast corner of the Northeast quarter of the Southeast quarter of said Section 26, Township and Range aforesaid, bears South 48° 52' East 488.28 feet distant; thence from said point of commencement with true bearings, North 73° 18' 30" West 132.23 feet to a steel drill; thence South 46° 59' 31" West 132.43 feet to a steel drill; thence South 70° 12' West 130.25 feet to a steel drill; thence North 84° 21' West 259.65 feet to a steel drill; thence North 75° 52' West 286.64 feet to a steel drill; thence North 72° 19' West 294.00 feet to a steel drill; North 64° 31' West 303.87 feet to a steel drill; thence North 77° 48' 41" West 177.26 feet to a steel drill; thence North 12° 46' East 609.81 feet to a steel drill; thence South 77° 24' 41" East 1289.15 feet to a steel drill; thence North 39° 14' East 325.43 feet to a steel drill in the centerline of a private road; thence North 6° 10' West 376.53 feet to a steel drill in the centerline of the said private road; thence North 13° 36' West 332.70 feet to a steel drill in the centerline of said private road; thence leaving said private road and running North 78° 30' East 308.76 feet to a steel drill; thence North 4° 38' West 129.73 feet to a steel drill; thence North 81° 41' East 710.28 feet to a steel drill;
thence SOUTH 1605.68 feet to a point on a Southwesterly line of the O. K. Lode; thence along said lines the following two successive courses and distances, to-wit: North 78° 01' West 332.17 feet and North 86° 00' West 24.89 feet; thence leaving said line and running South 24° 54' East 59.27 feet; thence South 14° 56' East 73.96 feet to a one-half inch iron pipe; thence South 2° 39' East 120.73 feet; thence South 79° 23' West 121.99 feet; thence North 70° 55' West 61.05 feet to a point on a Southwesterly line of the said County Road known as the Union Hill Road; thence along the Southwesterly and Southeasterly lines thereof the following successive courses and distances, to wit: North 16° 01' West 178.42 feet, North 56° 11' West 114.84 feet, North 84° 24' West 84.12 feet, South 75° 30' West 51.87 feet, South 39° 56' West 152.21 feet, South 13° 29' West 76.10 feet, and South 2° 21' East 60.77 feet to the place of beginning.

EXCEPTING THEREFROM: Any portion of the above described premises located within the exterior boundaries of said Survey No. 5357 Globe Lode Mining Claim, as the same is described in the Patent dated January 11, 1950, recorded January 27, 1950, in Book 146 Official Records, at Page 389, executed by United States of America to Empire Star Mines Company, Limited, reference being hereby made to the record of said patent for a complete description of said Globe Claim.

09/28/2004 15:05 530-271-0693 ENGOLD PAGE 23

ALSO EXCEPTING THEREFROM: All minerals, metal matter and ores lying and being more than 100 feet from the surface of the above described property, together with the right to mine and extract the same without disturbing the surface of said premises, as conveyed by the Deed dated October 17, 1957, recorded October 22, 1957, in Book 235 of Official Records, at Pages 209, executed by Idaho Maryland Mines Corporation, a corporation to Gladys M. Perkins, a widow, and Edwin H. Bruning and Wenona E. Bruning, his wife.

ALSO EXCEPTING THEREFROM those portions described in the deeds recorded September 16, 2001, Instrument No. 2001-0032901, and 2001-0032903, Official Records, in favor of M. S. Brenner, Trustee, et al as Grantees.

ALSO EXCEPTING THEREFROM that portion described in the deed recorded September 16, 2001, Instrument No. 2001-0032905, Official Records, in favor of Gary D. Ennis, Trustee, et al, as Grantee.

APN: 09-560-25; 09-560-29; 09-560-30; 09-660-32 through 09-660-36

PARCEL NO. 3:

All that portion of the lands of M. S. Brenner, et al, as described in the deeds filed in Doc. No's. 94-14450, 96-13356, and 97-29247, Nevada County Records, situate within the East one-half of Section 26, and the West one-half of Section 25, Township 16 North, Range 8 East, M.D.M., being more particularly described as follows:

Commencing at the MOST Westerly corner of the herein described area from which the East Quarter corner of said Section 26 bears the following three (3) courses: N. 39° 37' 27" E. 325.56 feet; N. 06° 10' 00" W. 189.64 feet; and N. 89° 54' 33" E. 309.83 feet; thence from said point of commencement along the Northerly lines the following five (5) successive courses: N. 39° 37' 27" E. 325.56 feet; N. 06° 10' 00" W. 55.50 feet; S. 84° 25' 26" E. 452.99 feet; S. 10° 15' 00" W. 170.02 feet; and S. 79° 40' 00" E. 408.57 feet to the Northeast corner; thence along the Easterly lines the following six (6) successive courses: SOUTH 375.30 feet; N. 78° 01' 00" W. 332.17 feet; N. 86° 00' 00" W. 24.89 feet; S. 24° 54' 00" E. 69.27 feet; S. 14° 56' 00" E. 73.96 feet; and S. 02° 39' 00" E. 120.73 feet to the Southeast corner; thence along the Southerly lines the following seven (7) successive courses: S. 79° 23' 00" W. 121.99 feet; N. 70° 55' 00" W. 61.05 feet; N. 16° 01' 00" W. 178.42 feet; N. 56° 11' 00" W. 115.80 feet; N. 64° 24' 00" W. 84.12 feet; S. 75° 30' 00" W. 51.87 feet; and S. 39° 56' 00" W. 120.21 feet to the Southwest corner; thence along the Westerly and Southerly lines the following two (2) successive courses: N. 03° 09' 49" W. 411.99 feet and S. 89° 59' 15" W. 231.02 feet to the point of commencement.

The above described area being further delineated of that certain *Record of Survey – Lot Line Adjustment Map* as filed in Book 12 of Surveys, at Page 283, Nevada County Records.

EXCEPTING THEREFROM: All minerals, metal matter and ores lying and being more than 100 feet from the surface of the above described property, together with the right to mine and extract the same without disturbing the surface of said premises, as conveyed by the Deed dated October 17, 1957, recorded October 22, 1957, in Book 238 of Official Records, at Pages 209, executed by Idaho Maryland Mines Corporation, a corporation to Gladys M. Perkins, a widow, and Edwin H. Bruning and Wenona E. Bruning, his wife.

APN: 09-560-16 and 09-560-46

PARCEL NO. 4:

All that portion of the lands of M.S. Brenner, et al, as described in the deeds filed in Doc. No's. 94-14450, 96-13356, and 97-29247, Nevada County Records, situate within the East one-half of Section 26, Township 16 North, Range 8 East, M.D.M., being more particularly described as follows:

09/28/2004 15:05 530-271-0693 EMGLLC PAGE 24

Commencing at the Northeast corner of the herein described area from which the East quarter corner of said Section 26 bears the following four (4) courses: S. 77° 24' 41" E. 288.92 feet; N. 39° 37' 27" E. 325.56 feet; N. 06° 10' 00" W. 189.64 feet; and N. 89°54' 33" E. 309.53 feet; thence from said point of commencement along the Easterly line S. 02° 20' 02" E. 455.20 feet to a point situate on the centerline of a fifty (50) foot wide access and utility easement; thence along said centerline the following five (5) successive courses: N. 86° 43' 00" E. 57.00 feet; S. 33° 01' 00" E. 40.04 feet; S. 62° 46' 00" E. 164.05 feet; N. 64° 30' 00" E. 135.54 feet; and S. 71° 25' 00" E. 125.38 feet to a point on the Westerly line of the lands of Blakemore as described in the Deed filed in Document Number 96-19537, Nevada County Records; thence along the said lines the following two (2) successive courses; S. 13° 29' 00" W. 27.41 feet; and S. 02° 21' 00" E. 60.77 feet to the Southeast corner of the herein described area; thence along the Southerly lines the following five (5) successive courses: N. 73° 21' 07" W. 133.42 feet; S. 46° 59' 31" W. 93.81 feet; S. 89° 17' 00" W. 559.75 feet; N. 75° 52' 00" W. 131.41 feet; and N. 72° 18' 00" W. 79.66 feet to the Southwest corner; thence along the Westerly line N. 02° 20' 02" W. 719.79 feet to the Northwest corner; thence along the Northerly line S. 77° 24' 41" E. 520.88 feet to the point of commencement.

The above described area being further delineated of that certain Record of Survey – Lot Line Adjustment Map as filed in Book 12 of Surveys, at Page 283, Nevada County Records.

EXCEPTING THEREFROM: All minerals, metal matter and ores lying and being more than 100 feet from the surface of the above described property, together with the right to mine and extract the same without disturbing the surface of said premises, as conveyed by the Deed dated October 17, 1957, recorded October 22, 1957, in Book 238 of Official Records, at Pages 209, executed by Idaho Maryland Mines Corporation, a corporation to Gladys M. Perkins, a widow, and Edwin H. Bruning and Wanona E. Bruning, his wife.

APN: 09-560-46

05/28/2004 15:05 530-271-0593 EMGOLD PAGE 25

EXHIBIT "C"

09/23/2004 15:05 530-271-6653 EPGOLD PAGE 27
FEB-23-2004 13:15 CDBR 22

CALIFORNIA ASSOCIATION OF REALTORS®

VACANT LAND PURCHASE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

(C.A.R. Form VLPA, Revised 10/02)

Date 2/23/04, at Auburn, California.

1. OFFER:
   A. THIS IS AN OFFER FROM Micco Development, Inc. ("Buyer").
   B. THE REAL PROPERTY TO BE ACQUIRED is described as 66± Acres / E. Bennett Rd. Grass Valley, Assessor's Parcel No(s). Multiple, situated in ________, County of Nevada, California, ("Property").
   C. THE PURCHASE PRICE offered is ________ Dollars $ 725,000.00
   D. CLOSE OF ESCROW shall occur on ________ (date) (or ☑ 30 Days After Acceptance).
2. FINANCE TERMS: Obtaining the loans below is a contingency of this Agreement unless: (i) either 2D or 2L is checked below; or (ii) otherwise agreed in writing. Buyer shall act diligently and in good faith to obtain the designated loans. Obtaining deposit, down payment and closing costs is not a contingency. Buyer represents that funds will be good when deposited with Escrow Holder.
   A. INITIAL DEPOSIT: Buyer has given a deposit in the amount of . . . . $ 25,000.00 to the agent submitting the offer (or to ☐ ________), by Personal Check (or ☐ ________), made payable to Placer County Title Co. which shall be held uncashed until Acceptance and then deposited within 3 business days after Acceptance (or ☐ ________), with Escrow Holder, (or ☐ into Broker's trust account).
   B. INCREASED DEPOSIT: Buyer shall deposit with Escrow Holder an increased deposit in the amount of . . . $ ________ within ____ Days After Acceptance, or ☐ ________
   C. FIRST LOAN IN THE AMOUNT OF . . . . $ ________
      ☐ NEW First Deed of Trust in favor of ☐ lender, ☐ seller;
   OR ☐ ASSUMPTION of Existing First Deed of Trust;
      encumbering the Property, securing a note payable at maximum interest of ________ % fixed rate, or ________ % initial adjustable rate with a maximum interest rate of ________ %, balance due in ________ years, amortized over ________ years (OR, if checked, ☐ payable in interest-only installments). Payments due ☐ monthly, ☐ quarterly, ☐ semi-annually, ☐ annually. Buyer shall pay loan fees/points not to exceed ________
   D. ☐ ALL CASH OFFER (If checked): No loan is needed to purchase the Property. Buyer shall, within 7 (or ☐ ____) Days After Acceptance, provide Seller written verification of sufficient funds to close this transaction.
   E. ADDITIONAL FINANCING TERMS: ________ $ ________
   F. BALANCE OF PURCHASE PRICE: (not including costs of obtaining loans and other closing costs) in the amount of . . . $ 700,000.00 to be deposited with Escrow Holder within sufficient time to close escrow.
   G. PURCHASE PRICE (TOTAL): . . . . $ See Above
   H. LOAN APPLICATIONS: Within 7 (or ☐ ____) Days After Acceptance, Buyer shall provide Seller a letter from lender or mortgage loan broker stating that, based on a review of Buyer's written application and credit report, Buyer is prequalified or preapproved for any NEW loan specified above.
   I. VERIFICATION OF DOWN PAYMENT AND CLOSING COSTS: Buyer (or Buyer's lender or loan broker pursuant to 2H) shall, within 7 (or ☐ ________) Days After Acceptance, provide Seller written verification of Buyer's down payment and closing costs.
   J. LOAN CONTINGENCY REMOVAL: (i) Within 17 (or ☐ ____) Days After Acceptance, Buyer shall, as specified in paragraph 18, remove the loan contingency or cancel this Agreement; OR (ii) (☐ if checked), loan contingency shall remain in effect until the designated loans are funded.
   K. APPRAISAL CONTINGENCY AND REMOVAL: This Agreement is (or, if checked, ☐ is NOT) contingent upon the Property appraising at no less than the specified purchase price. Buyer shall, as specified in paragraph 18, remove the appraisal contingency or cancel this Agreement when the loan contingency is removed (OR, if checked, ☐ within 17 (or ☐ ____) Days After Acceptance).
   L. ☐ NO LOAN CONTINGENCY (If checked): Obtaining any loan in paragraphs 2C, 2E or elsewhere in this Agreement is NOT a contingency of this Agreement. If Buyer does not obtain the loan and as a result Buyer does not purchase the Property, Seller may be entitled to Buyer's deposit or other legal remedies.

The copyright laws of the United States (Title 17 U.S. Code) forbid the unauthorized reproduction of this form, or any portion thereof, by photocopy machine or any other means, including facsimile or computerized formats. Copyright © 1996-2002, CALIFORNIA ASSOCIATION OF REALTORS®, INC. ALL RIGHTS RESERVED.

Buyer's Initials (____)(____)
Seller's Initials (____)(____)
Reviewed by ______ Date ______

VLPA REVISED 10/02 (PAGE 1 OF 8) Print Date DDC Feb 03

MASTER COPY

08/28/2004 16:05 530-271-0693 EMGOLD PAGE 27
FEB-23-2004 14:10 CBGRR 22 P.05
FEB-21-2004 13:15 CBGRR 22 P.03

M. SELLER FINANCING: The following terms (or ☐ (if checked) the terms specified in the attached Seller Financing Addendum (C.A.R. Form SFA)) apply ONLY to financing extended by Seller under this Agreement.
(1) BUYER'S CREDIT-WORTHINESS: Buyer authorizes Seller and/or Brokers to obtain, at Buyer's expense, a copy of Buyer's credit report. Within 5 (or ☐ ______) Days After Acceptance, Buyer shall provide any supporting documentation reasonably requested by Seller.
(2) TERMS: Buyer's promissory note, deed of trust and other documents as appropriate shall incorporate and implement the following additional terms: (i) the maximum interest rate specified in paragraph 2C shall be the actual fixed interest rate for Seller financing; (ii) deed of trust shall contain a REQUEST FOR NOTICE OF DEFAULT on senior loans; (iii) Buyer shall sign and pay for a REQUEST FOR NOTICE OF DELINQUENCY prior to Close Of Escrow and at any future time if requested by Seller; (iv) note and deed of trust shall contain an acceleration clause making the loan due, when permitted by law and at Seller's option, upon the sale or transfer of the Property or any interest in it; (v) note shall contain a late charge of 6% of the installment due (or ☐ ______) if the installment is not received within 10 days of the date due; (vi) title insurance coverage in the form of a joint protection policy shall be provided insuring Seller's deed of trust interest in the Property (any increased cost over owner's policy shall be paid by Buyer); and (vii) tax service shall be obtained and paid for by Buyer to notify Seller if property taxes have not been paid.
(3) ADDED, DELETED OR SUBSTITUTED BUYERS: The addition, deletion or substitution of any person or entity under this Agreement or to title prior to Close Of Escrow shall require Seller's written consent. Seller may grant or withhold consent in Seller's sole discretion. Any additional or substituted person or entity shall, if requested by Seller, submit to Seller the same documentation as required for the original named Buyer. Seller and/or Brokers may obtain a credit report, at Buyer's expense, on any such person or entity.

N. ASSUMED OR "SUBJECT TO" FINANCING: Seller represents that Seller is not delinquent on any payments due on any loans. Seller shall, within the time specified in paragraph 16, provide Copies of all applicable notes and deeds of trust, loan balances and current interest rates to Buyer. Buyer shall then, as specified in paragraph 16B(3), remove this contingency or cancel this Agreement. Differences between estimated and actual loan balances shall be adjusted at Close Of Escrow by cash down payment. Impound accounts, if any, shall be assigned and charged to Buyer and credited to Seller. Seller is advised that Buyer's assumption of an existing loan may not release Seller from liability on that loan. If this is an assumption of a VA Loan, the sale is contingent upon Seller being provided a release of liability and substitution of eligibility, unless otherwise agreed in writing. If the Property is acquired subject to an existing loan, Buyer and Seller are advised to consult with legal counsel regarding the ability of an existing lender to call the loan due, and the consequences thereof.

3. POSSESSION AND KEYS: Possession and occupancy shall be delivered to Buyer at ______ AM/PM, ☐ on the date of Close Of Escrow; ☐ on ____________; or ☐ no later than ______ Days After Close Of Escrow. The Property shall be unoccupied, unless otherwise agreed in writing. Seller shall provide keys and/or means to operate all Property locks.

4. ALLOCATION OF COSTS (If checked): Unless otherwise specified here, this paragraph only determines who is to pay for the report, inspection, test or service mentioned. If not specified here or elsewhere in this Agreement, the determination of who is to pay for any work recommended or identified by any such report, inspection, test or service is by the method specified in paragraph 16.

A. INSPECTIONS AND REPORTS:
(1) ☐ Buyer ☐ Seller shall pay to have existing septic or private sewage disposal systems, if any, inspected ____________
(2) ☐ Buyer ☐ Seller shall pay for costs of testing to determine the suitability of soil for sewage disposal ____________
(3) ☐ Buyer ☐ Seller shall pay to have existing wells, if any, tested for water potability and productivity ____________
(4) ☐ Buyer ☐ Seller shall pay to have Property corners identified ____________
(5) ☐ Buyer ☒ Seller shall pay for a natural hazard zone disclosure report prepared by [illegible handwriting]
(6) ☐ Buyer ☐ Seller shall pay for the following inspection or report ____________
(7) ☐ Buyer ☐ Seller shall pay for the following inspection or report ____________

B. ESCROW AND TITLE:
(1) ☒ Buyer ☒ Seller shall pay escrow fee 50/50
Escrow Holder shall be INTER-COUNTY TITLE CO.
(2) ☐ Buyer ☐ Seller shall pay for owner's title insurance policy specified in paragraph 14 ____________
Owner's title policy to be issued by ____________
(Buyer shall pay for any title insurance policy insuring Buyer's Lender, unless otherwise agreed in writing.)

C. OTHER COSTS:
(1) ☐ Buyer ☒ Seller shall pay County transfer tax or transfer fee ____________
(2) ☐ Buyer ☐ Seller shall pay City transfer tax or transfer fee ____________
(3) ☐ Buyer ☐ Seller shall pay HOA transfer fees ____________
(4) ☐ Buyer ☐ Seller shall pay HOA document preparation fees ____________
(5) ☐ Buyer ☐ Seller shall pay for ____________
(6) ☐ Buyer ☐ Seller shall pay for ____________

5. STATUTORY DISCLOSURES AND CANCELLATION RIGHTS:
A. NATURAL AND ENVIRONMENTAL HAZARDS: Seller shall, within the time specified in paragraph 16, deliver to Buyer if required by Law: (i) earthquake guides (and questionnaire) and environmental hazards booklet; (ii) disclose if the Property is located in a Special Flood Hazard Area; Potential Flooding (Inundation) Area; Very High Fire Hazard Zone; State Fire Responsibility Area; Earthquake Fault Zone; Seismic Hazard Zone; and (iii) disclose any other zone as required by Law and provide any other information required for those zones.
B. DATA BASE DISCLOSURE: NOTICE: The California Department of Justice, sheriff's departments, police departments serving jurisdictions of 200,000 or more and many other local law enforcement authorities maintain for public access a data base of the locations of persons required to register pursuant to paragraph (1) of subdivision (a) of Section 290.4 of the Penal Code. The data base is updated on a quarterly basis and a source of information about the presence of these individuals in any neighborhood. The Department of Justice also maintains a Sex Offender Identification Line through which inquiries about individuals may be made. This is a "900" telephone service. Callers must have specific information about individuals they are checking. Information regarding neighborhoods is not available through the "900" telephone service.

Copyright © 1991-2002, CALIFORNIA ASSOCIATION OF REALTORS®, INC.
RPA-CA REVISED 10/02 (PAGE 2 OF 8)

Buyer's Initials [signature] X
Seller's Initials [signature] X

Reviewed by ______ Date ______

MASTER COPY

09/28/2004 15:35 530-271-0693 EMGOLD PAGE 20
FEB-23-2004 19:11 CBGRR 22
CBGRR 22 P.04

6. SELLER DOCUMENTATION AND ADDITIONAL DISCLOSURE:

A. Within the time specified in paragraph 18, if Seller has actual knowledge, Seller shall provide to Buyer, in writing, the following information:

(1) LEGAL PROCEEDINGS: Any lawsuits by or against Seller, threatening or affecting the Property, including any lawsuits alleging a defect or deficiency in the Property or common areas, or any known notices of abatement or citations filed or issued against the Property.

(2) AGRICULTURAL USE: Whether the Property is subject to restrictions for agricultural use pursuant to the Williamson Act (Government Code §§51200-51295).

(3) DEED RESTRICTIONS: Any deed restrictions or obligations.

(4) FARM USE: Whether the Property is in, or adjacent to, an area with Right to Farm rights (Civil Code §3482.5 and §3482.6).

(5) ENDANGERED SPECIES: Presence of endangered, threatened, 'candidate' species, or wetlands on the Property.

(6) ENVIRONMENTAL HAZARDS: Any substances, materials, or products that may be an environmental hazard including, but not limited to, asbestos, formaldehyde, radon gas, lead-based paint, fuel or chemical storage tanks, and contaminated soil or water on the Property.

(7) COMMON WALLS: Any features of the Property shared in common with adjoining landowners, such as walls, fences, roads, and driveways, and agriculture and domestic wells whose use or responsibility for maintenance may have an effect on the Property.

(8) LANDLOCKED: The absence of legal or physical access to the Property.

(9) EASEMENTS/ENCROACHMENTS: Any encroachments, easements or similar matters that may affect the Property.

(10) SOIL FILL: Any fill (compacted or otherwise), or abandoned mining operations on the Property.

(11) SOIL PROBLEMS: Any slippage, sliding, flooding, drainage, grading, or other soil problems.

(12) EARTHQUAKE DAMAGE: Major damage to the Property or any of the structures from fire, earthquake, floods, or landslides.

(13) ZONING ISSUES: Any zoning violations, non-conforming uses, or violations of "setback" requirements.

(14) NEIGHBORHOOD PROBLEMS: Any neighborhood noise problems, or other nuisances.

B. RENTAL AND SERVICE AGREEMENTS: Within the time specified in paragraph 18, Seller shall make available to Buyer for inspection and review, all current leases, rental agreements, service contracts and other related agreements, licenses, and permits pertaining to the operation or use of the Property.

C. ☐ TENANT ESTOPPEL CERTIFICATES: (If checked) Within the time specified in paragraph 18, Seller shall deliver to Buyer tenant estoppel certificates (C.A.R. Form TEC) completed by Seller or Seller's agent, and signed by tenants, acknowledging: (i) that tenants' rental or lease agreements are unmodified and in full force and effect (or if modified, stating all such modifications); (ii) that no lessor defaults exist; and (iii) stating the amount of any prepaid rent or security deposit.

D. MELLO-ROOS TAX; 1915 BOND ACT: Within the time specified in paragraph 18, Seller shall: (i) make a good faith effort to obtain a notice from any local agencies that levy a special tax or assessment on the Property (or, if allowed, substantially equivalent notice), pursuant to the Mello-Roos Community Facilities Act, and Improvement Bond Act of 1915, and (ii) promptly deliver to Buyer any such notice obtained.

7. CONDOMINIUM/PLANNED UNIT DEVELOPMENT DISCLOSURES:

A. SELLER HAS: 7 (or ☐ ______) Days After Acceptance to disclose to Buyer whether the Property is a condominium, or located in a planned unit development or other common interest subdivision.

B. If the Property is a condominium, or located in a planned unit development or other common interest subdivision, Seller has 3 (or ☐ ______) Days After Acceptance to request from the HOA (C.A.R. Form HOA): (i) Copies of any documents required by Law; (ii) disclosure of any pending or anticipated claim or litigation by or against the HOA; (iii) a statement containing the location and number of designated parking and storage spaces; (iv) Copies of the most recent 12 months of HOA minutes for regular and special meetings; (v) the names and contact information of all HOAs governing the Property; and (vi) the following if Seller has actual knowledge: (a) any material defects in the condition of common area (such as pools, tennis courts, walkways or other areas co-owned in undivided interest with others); and (b) possible lack of compliance with an HOA requirements (collectively, "CI Disclosures"). Seller shall itemize and deliver to Buyer all CI Disclosures received from the HOA and any CI Disclosures in Seller's possession. Buyer's approval of CI Disclosures is a contingency of this Agreement, as specified in paragraph 18.

8. SUBSEQUENT DISCLOSURES: In the event Seller, prior to Close Of Escrow, becomes aware of adverse conditions materially affecting the Property, or any material inaccuracy in disclosures, information or representations previously provided to Buyer (of which Buyer is otherwise unaware), Seller shall promptly provide a subsequent or amended disclosure or notice, in writing, covering those items. However, a subsequent or amended disclosure shall not be required for conditions and material inaccuracies disclosed in reports ordered and paid for by Buyer.

9. CHANGES DURING ESCROW:

A. Prior to Close Of Escrow, Seller may engage in the following acts, ("Proposed Changes"), subject to Buyer's rights in paragraph 18: (i) rent or lease any part of the premises; (ii) alter, modify or extend any existing rental or lease agreement; (iii) enter into, alter, modify or extend any service contract(s); or (iv) change the status of the condition of the Property.

B. At least 7 (or ☐ ______) Days prior to any Proposed Changes, Seller shall give written notice to Buyer of such Proposed Changes.

10. CONDITIONS AFFECTING PROPERTY:

A. Unless otherwise agreed: (i) the Property is sold (a) in its PRESENT physical condition as of the date of Acceptance and (b) subject to Buyer's Investigation rights; and (ii) the Property is to be maintained in substantially the same condition as on the date of Acceptance.

B. ☐ (If checked) All debris and personal property not included in the sale shall be removed by Close Of Escrow.

C. SELLER SHALL, within the time specified in paragraph 18, DISCLOSE KNOWN MATERIAL FACTS AND DEFECTS AFFECTING THE PROPERTY AND MAKE OTHER DISCLOSURES REQUIRED BY LAW.

D. NOTE TO BUYER: You are strongly advised to conduct investigations of the entire Property in order to determine its present condition since Seller may not be aware of all defects affecting the Property or other factors that you consider important. Property improvements may not be built according to code, in compliance with current Law, or have had permits issued.

E. NOTE TO SELLER: Buyer has the right to inspect the Property and, as specified in paragraph 18, based upon information discovered in those inspections: (i) cancel this Agreement; or (ii) request that you make Repairs or take other action.

Buyer's Initials (______) (______)
Seller's Initials (______) (______)
Reviewed by ______ Date ______

Copyright © 1996-2002, CALIFORNIA ASSOCIATION OF REALTORS®, INC.
VLPA REVISED 10/02 (PAGE 3 OF 9)

MASTER COPY

Sierra Nevada
Mem Hosp
4000 E
5000 E
6000 E
7000 E
10000 N
9000 N
8000 N
7000 N
6000 N
lat
Idaho-Maryland
Mine
MOREHOUSE
BRENNER
BRENNER
ENNIS
26
BENNETT
South
2600
Transmission Line
EMPIRE MINE